Exhibit 10.1
EXECUTION COPY

ASSET PURCHASE AGREEMENT
BY AND AMONG
THE ORCHARD ENTERPRISES, INC.
AS “PURCHASER”
AND
TEEVEE TOONS, INC.
D/B/A TVT RECORDS,
DEBTOR AND DEBTOR IN POSSESSION
AS “SELLER”
DATED AS OF JULY 3, 2008
ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement, dated as of July 3, 2008 is made by and between Purchaser and Seller, and based on the following recitals. Certain capitalized terms used in this Agreement and not otherwise defined have the meanings set forth in Article 9 herein.
     WHEREAS, on the Petition Date Seller filed a petition for relief under chapter 11 of the Bankruptcy Code, thereby commencing Case No. 08-10562 (ALG);
     WHEREAS, on May 1, 2008, the Bankruptcy Court entered the Sale Procedures Order establishing procedures governing the marketing and sale of Seller’s assets, including that parties may submit written offers for Seller’s assets together with a clean, unmarked Asset Purchase Agreement through June 9, 2008, which date was subsequently extended to June 16, 2008; and
     WHEREAS, Purchaser desires to acquire certain of Seller’s assets, and Seller desires to sell and assign those assets, all in the manner and on the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the foregoing and the representations and warranties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
PURCHASE AND SALE
SECTION 1.01. Acquired Assets.
(a)	Assets. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, including the approval by the Bankruptcy Court of this Agreement and the transactions contemplated herein, at the Closing and as of the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase or assume, as the case may be all of Seller’ rights, title, and interests in and to the assets, contracts, property, rights and claims of Seller relating to the Business, wherever located, whether real, personal or mixed, whether tangible or intangible, including, without limitation, the following (but excluding Excluded Assets) (collectively, the “Acquired Assets”):
(i)	Seller’s Accounts Receivable generated by or otherwise related to the Acquired Assets or the Business, a detailed schedule and aging report of which as of the date hereof is attached hereto as Schedule 1.01(a)(i), which gross Accounts receivable shall not be materially less in the aggregate as of the Closing;

(ii)	That certain real property lease described on Schedule 1.01(a)(ii) hereto (the “Lease”), and any improvements located thereon;

(iii)	Seller’s personal property, including furniture, equipment, supplies and Inventory (other than the Excluded Inventory), including, without limitation, the items described on Schedule 1.01(a)(iii) hereto;

(iv)	Seller’s books, records and other information relating to the Business, including all financial and accounting statements, sales and promotional materials and records, customer lists, supplier lists, mailing lists, distribution lists, business plans, demographic information, credit information, costs and pricing information, reference catalogs and other data and information relating to the Business or the Acquired Assets.

(v)	All of Seller’s advances, expenses, rents, credits and security deposits “pre-paid” relating to the Business or the Acquired Assets;

(vi)	all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind in favor of Seller and pertaining to, or arising out of, the Acquired Assets or the Business or offsetting any Assumed Liability, other than Avoidance Actions;

(vii)	all guarantees, warranties, indemnities and similar rights in favor of Seller or otherwise relating to the Business or the Acquired Assets;

(viii)	all Masters, including, without limitation, those Masters set forth on Schedule 1.01(a)(viii) hereto;

(ix)	those executory Contracts set forth in Schedule 1.01(a)(ix), as that schedule may be amended from time to time prior to the Closing by Purchaser (the “Assumed Contracts”), it being understood that the inclusion of any such contract as an Assumed Contract and an Acquired Asset shall be subject to the entry of a Bankruptcy Court order or the agreement of the non-debtor party to the applicable contract;

(x)	all of Seller’s rights, title and interest in Intellectual Property related to the Acquired Assets or the Business; and

(xi)	the right to collect, receive and retain all royalties and other monies earned from any source or sources with respect to the Masters or the Business which have not been received by Seller by the Initial Closing Date regardless of when earned, including, without limitation, all vendor receipts, royalty overrides, joint venture participations and other income or income participations of any description related to the Business (other than the Excluded Assets). For the avoidance of doubt, from and after the Initial Closing, Seller shall turn over to Purchaser within five business days after receipt of cleared funds, all monies received by seller with respect to the foregoing along with any supporting statements and documents that Purchaser may reasonably request .
(b)	As of Closing, (i) all of Seller’s right, title and interest in and to the Acquired Assets shall be immediately vested in Purchaser free and clear of all Liens, Claims and Other Interests other than the Permitted Exceptions and (ii) risk of loss as to the Acquired Assets shall pass from the Seller to Purchaser.
SECTION 1.02. Excluded Assets.
(a)	The following shall constitute Excluded Assets: (i) Avoidance Actions; (ii) Excluded Contracts; (iii) the Subsidiary Interests; (iv) the HFA Inventory and the Excluded Inventory; (v) all cash and cash equivalents of Seller; (vi) Seller’s rights under this Agreement and all cash and non-cash consideration payable or deliverable to Seller pursuant to the terms and provisions hereof; (vii) insurance proceeds, claims and causes of action with respect to or arising in connection with (1) any lease or contract which is not assigned to Purchaser at the Closing, or (2) any item of tangible or intangible property not acquired by Purchaser at the Closing; (viii) life insurance policies of officers and other employers of Seller; (ix) all employee benefit plans, employment agreements and any other similar arrangements (written or oral) maintained by Seller relating to employment, employee health, welfare and benefits with respect to any employee of Seller; and (x) any other assets that Purchaser determines are not desirable to the ongoing operation of the Business as of the Closing and thereafter.

(b)	For the avoidance of doubt, Purchaser may nonetheless elect to receive the HFA Inventory, either before or after the Closing Date as “work in process” and not make such

HFA Inventory available for resale until Purchaser has procured all necessary mechanical or other licenses to permit the resale of such Excluded Inventory.
SECTION 1.03. Assumed Liabilities.
(a)	Subject to the terms and conditions of this Agreement, upon the sale, transfer, assignment and conveyance of the Acquired Assets to Purchaser at Closing, Purchaser shall assume from Seller and thereafter pay, perform or otherwise satisfy all debts, liabilities and obligations of Seller owing on account of the following (provided that no such assumption, payment, performance or satisfaction shall reduce the Purchase Price) (collectively, the “Assumed Liabilities”):
(i)	the obligations and liabilities of the Seller accruing and to be performed on or after the Closing under the Assumed Contracts; and

(ii)	any liabilities arising after the Closing out of the ownership of the Acquired Assets by Purchaser.
(b)	Purchaser shall assume Liability for curing monetary defaults required to effectuate assumption and assignment in the aggregate amount of $1,000,000 related to the Assumed Contracts excluding the Lease. To the extent that the cure amounts for such Assumed Contracts exceed $1,000,000, then Purchaser shall have the option of not assuming any such Assumed Contracts so that the cure amounts will not exceed $1,000,000; provided, however, that Seller shall have no obligation to fund any cure costs with respect to Assumed Contracts except with respect to the Lease. Purchaser shall designate in one or more writings to Seller (to be delivered before, at or after the Closing) those executory contracts and unexpired leases that will not become Assumed Contracts in accordance with the provisions of this Section 1.03(b).

(c)	Purchaser shall pay an additional $25,000 at the Closing for the purposes of curing any monetary defaults under the Lease. To the extent that the Liabilities on the Assumed Contracts (excluding the Lease) are less than $1,000,000, the difference between $1,000,000 and the actual cure amounts may, at the discretion of Seller, be used to fund any additional cure cost in excess of $25,000 necessary to assume the Lease.

(d)	Purchaser shall cooperate with Seller in providing to the Bankruptcy Court any evidence necessary to prove adequate assurance of future performance necessary to effect the assumption and assignment of the Assumed Contracts. Purchaser shall be responsible for all costs and expenses incurred after the Closing Date that are necessary in connection with providing adequate assurance of future performance with respect to the Assumed Contracts.

(e)	If, prior to the Closing Date, any Assumed Contract that Purchaser desires to have assumed and assigned pursuant to Section 1.01 is not assumed and assigned to Purchaser pursuant to a final, non-appealable order of the Bankruptcy Court, Purchaser agrees that if the non-debtor party to the applicable Assumed Contract does not consent to the assignment and assumption of such Assumed Contract before the Closing Date (any such Assumed Contract, a “Non-Assigned Contract”), then such Non-Assigned Contract shall not be deemed to be an Assumed Contract within the meaning of Section 1.01 and, subject to the satisfaction of the conditions precedent set forth in Article 6, Purchaser shall nonetheless remain obligated to fulfill its obligations hereunder; provided, however, that Purchaser and Seller shall agree to either (i) an adjustment to the Purchase Price in respect of the Non-Assigned Contract to the extent the Non-Assigned Contract is a Material Contract, the amount of which adjustment will be negotiated in good faith by the parties; provided, further, that in no event shall any adjustment(s) in the Purchase Price pursuant to this option exceed $500,000 in the aggregate; (ii) enter into an arrangement with Seller with respect to the Non-Assigned Contract in accordance with Section 5.08 hereof; or (iii) use Purchaser and Seller’s best efforts to obtain a final, non-appealable order of the Bankruptcy Court effectuating the assumption and assignment of the Assumed Contract even if such efforts take place after the Initial Closing.
SECTION 1.04. Excluded Liabilities. Other than the Assumed Liabilities, Purchaser is not assuming any other Liability of Seller, the Business, Seller’s Affiliates, their respective businesses or any other Liability otherwise relating to the Acquired Assets, of whatever nature, whether presently in existence or arising hereafter, and all such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller, including the following:
(a)	any Liability under any Environmental Laws arising or accruing before the Closing;

(b)	any Liability for borrowed money, including accrued interest and fees, arising or accruing before the Closing;

(c)	any Liability for any and all Taxes for all periods prior to the Closing Date;

(d)	any Liability of Seller or its Affiliates arising out of or resulting from Seller’s or its Affiliates non-compliance with any applicable law;

(e)	any Liability relating to Excluded Assets; and

(f)	any Liability for any fees and expenses incurred or owed in connection with the administration of the Chapter 11 Case, the fees and expenses of attorneys, accountants, financial advisors, consultants and other professionals retained by Seller or the Committee, incurred or owed in connection with the administration of the Chapter 11 Case, and all out of pocket expenses of Seller in connection with the transactions contemplated under this Agreement..
SECTION 1.05. Purchase Price. The aggregate consideration for the purchase and sale of the Acquired Assets shall be an amount in cash equal to $5,050,000 (which amount shall include the Deposit previously paid by Purchaser) (the “Purchase Price”). For the avoidance of doubt, except as expressly provided in Section 1.03(e) with respect to Non-Assigned Contracts, the Purchase Price shall not be reduced in the event that Purchaser elects not to assume one or more of the Assumed Contracts listed on Schedule 1.01(a)(ix) in its sole discretion, and not as a result of disputes or objections related to assumption and assignment asserted or filed in the Bankruptcy Court.

ARTICLE 2
CLOSING
SECTION 2.01. Closing. The Initial Closing shall take place at the offices of Stevens & Lee, P.C., at 485 Madison Avenue, 20th Floor, New York, New York 10022, at 10:00 a.m. (EDT) as soon as practicable after the conditions set forth in Article 6 shall have been satisfied or waived (if waivable), and in no event later than July 3, 2008 (the “Initial Closing Date”). There will be a Subsequent Closing with respect to those executory contracts and unexpired leases that become Assumed Contracts following the Bankruptcy Court hearing on or about July 11, 2008 (the “Additional Assumed Contracts”). Such Subsequent Closing shall take place as soon as practicable, but not later than two business days following the entry of an order of the Bankruptcy Court regarding the assumption and assignment of the Additional Assumed Contracts irrespective of whether such order authorizes or rejects such assignment (the “Subsequent Closing Date”). All Proceedings to be taken and all documents to be delivered by all parties at either the Initial Closing or the Subsequent Closing, as applicable, shall be deemed to have been taken and executed simultaneously at the applicable Closing and no such Proceeding shall be deemed to have been taken nor any such document executed or delivered until all have been taken, executed and delivered. The Initial Closing and Subsequent Closing shall be collectively referred to herein as the “Closing” where appropriate and all references to the Closing Date shall include the Initial Closing Date and any Subsequent Closing Dates, as appropriate.
SECTION 2.02. Seller’s Deliveries at Initial Closing. At the Initial Closing, Seller shall deliver to Purchaser the following:
(a)	such deeds, bills of sale, assignments of leases and contracts (except for the Additional Assumed Contracts), quitclaim deeds with respect to real property, and any other instruments of conveyance that, in form reasonably acceptable to Purchaser and that in the reasonable judgment of Purchaser, are necessary to consummate the transactions contemplated herein and to effectively vest in Purchaser good, valid and insurable title to the Acquired Assets, free and clear of all Liens, Claims and Other Interests other than the Permitted Exceptions; and

(b)	such other customary closing documents, instruments or certificates required to be delivered in connection with the consummation of the transactions contemplated herein.
SECTION 2.03. Purchaser’s Deliveries at Initial Closing. At the Initial Closing,
(a)	Purchaser shall irrevocably deliver to Seller an amount equal to the Purchase Price minus the Deposit (“Cash Consideration”). The Cash Consideration shall be paid by wire transfer of immediately available funds into an account designated by Seller. The Cash Consideration shall be divided into two components: (i) $2,500,000 shall be immediately payable to the Seller; and (ii) $2,150,000 shall be deposited into escrow with Stevens & Lee, P.C., counsel for the Seller pending the Subsequent Closing. In addition to the foregoing amounts, Purchaser shall also pay in cash the $25,000 to cure the Lease shall be paid by wire transfer of immediately available funds into an account designated by Seller.

(b)	The assumption by Purchaser of the Assumed Contracts and the Assumed Liabilities, except for the Additional Assumed Contracts and associated Assumed Liabilities, shall be effected on the Closing Date by an instrument of assumption and other instruments of transfer and conveyance.
SECTION 2.04. Possession. Right to possession of the Acquired Assets shall transfer to Purchaser as of the Initial Closing, except for the Additional Assumed Contracts, which shall transfer to Purchaser as of the Subsequent Closing. Seller shall transfer and deliver to Purchaser on the Initial or Subsequent Closing, as the case may be, such keys, lock and safe combinations and other similar items as Purchaser shall require to obtain immediate and full occupation and control of the Acquired Assets, and shall also make available to Purchaser at their then existing locations all documents in Seller’s possession that are required to be transferred to Purchaser by this Agreement, as set forth herein.
SECTION 2.05. Further Assurances. After the Initial and Subsequent Closings, Purchaser and Seller may from time to time, at the reasonable request of the other party, execute and deliver instruments, documents and agreements and take other actions as such other party may reasonably request, in order to more effectively consummate the transactions contemplated herein; provided, however, that the requesting party will prepare such additional documents and instruments and will handle any submittal, applications, processing, recording and registrations. Upon request from time to time, Seller shall to the extent then legally permitted to do so and at the Purchaser’s cost and expense, execute and deliver all documents, take all rightful oaths, and use commercially reasonable efforts to do all other acts that may be reasonably necessary or desirable, in the reasonable opinion of counsel for Purchaser, to perfect or record the title of Purchaser, or any successor of Purchaser, to the Acquired Assets transferred or to be transferred under this Agreement. Purchaser shall cooperate with Seller’s representatives concerning their rights to visit, inspect and review the Acquired Assets, including as to information requests, and shall provide access to the books and records related to the Acquired Assets or the Business, and will reasonably cooperate with Seller’s representatives to permit the administration of Seller’s estate after the Closing.
SECTION 2.06. Allocation of Purchase Price. Purchaser and Seller agree to allocate the Purchase Price in accordance with the rules under Section 1060 of the Code. Such Purchase Price allocation shall be prepared by Purchaser and delivered to Seller within 30 days of the Subsequent Closing. Absent a manifest error in Purchaser’s preparation and/or calculation of such allocation, Seller hereby agrees that it shall accept Purchaser’s allocation of the Purchase Price. If there is such an error in Purchaser’s preparation of the allocation of the Purchase Price, the parties will work in good faith to correct such error(s) and agree an appropriate allocation of the Purchase Price in accordance with Section 1060. Seller and Purchaser agree to act in accordance with the computations and allocations contained in the allocation prepared by Purchaser or otherwise agreed between the parties in accordance with the provisions of this Section 2.06, as applicable, in any relevant tax returns or filings, including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state and foreign law (“1060 Forms”), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law.

SECTION 2.07. Purchaser’s Deliveries at Subsequent Closing. At the Subsequent Closing,
(a)	Upon receipt of a certificate of compliance with Section 6.03(b) from Seller, Stevens & Lee, P.C. shall be authorized to deliver to Seller $2,550,000 from the Stevens & Lee, P.C., escrow account, less any adjustment to the Purchase Price pursuant to Section 1.03(e) in an amount not to exceed $500,000.

(b)	The assumption by the Purchaser of the Additional Assumed Contracts and associated Assumed Liabilities shall be effected on the Subsequent Closing Date by an instrument of assumption and other instruments of transfer and conveyance.

(c)	The remaining portion, if any, of the $500,000 related to the Purchase Price adjustment for Assumed Contracts shall remain in the Stevens & Lee, P.C. escrow account until (i) the parties have effectuated the assumption and assignment with respect to the applicable Additional Assumed Contracts; (ii) the parties agree that they will not be able to effectuate assumption and assignment of any Additional Assumed Contracts(s); or (iii) July 3, 2009, at which point in time the funds remaining after any prior deduction to the Purchase Price shall either be (x) if further adjustments to the Purchase Price are warranted pursuant to Section 2.08(c), delivered to Purchaser or (y) to the extent no further adjustments are warranted or funds remain after all such adjustments have been made, released to Seller.
SECTION 2.08. Seller’s Deliveries at Subsequent Closing. At the Subsequent Closing, Seller shall deliver to Purchaser the following:
(a)	such assignments of leases and contracts for the Additional Assumed Contracts in form reasonably acceptable to Purchaser and that in the reasonable judgment of Purchaser, are necessary to consummate the transactions contemplated herein and to effectively vest in Purchaser good, valid and insurable title to the Additional Assumed Contracts, free and clear of all Liens, Claims and Other Interests other than the Permitted Exceptions; and

(b)	such other customary closing documents, instruments or certificates required to be delivered in connection with the consummation of the transactions contemplated herein, including, without limitation, a certificate of compliance with Section 6.03(b).

(c)	In the event the parties agree on the adjustment to the Purchase Price, if any, as contemplated by Section 1.03(e), Seller shall irrevocably authorize the delivery to Purchaser of the amount of the Purchase Price adjustment within two business days of such agreement. In the event the parties are unable to agree on the adjustment to the Purchase Price, if any, as contemplated by Section 1.03(e), then the Bankruptcy Court shall resolve the adjustment to the Purchase Price.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Purchaser as follows, as of the date hereof and as of the Closing:

SECTION 3.01. Organization, Qualification, Etc. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and, subject to any required Bankruptcy Court approval, authority to own, lease or operate its properties and assets and to carry on the Business as Currently Conducted, and is in good standing in all jurisdictions in which it owns or leases real property, except where the failure so to qualify or to be so licensed would not have or reasonably be expected to result in a Material Adverse Affect.
SECTION 3.02. Authorization, Etc. Subject to the Bankruptcy Court’s entry of the Sale Order, Seller has obtained full corporate authorization to enter into, execute, deliver and perform under this Agreement, and to consummate the transactions contemplated herein, in accordance with its Articles of Incorporation, By-laws and any other governing rules and applicable law and no further corporate action on the part of Seller is necessary to authorize such execution, delivery, performance or consummation. Subject to the applicable provisions of the Bankruptcy Code and Bankruptcy Rules, Seller has all requisite corporate power to own, lease and operate its properties, to carry on its business as now being conducted and, subject to Seller’s obtaining the Sale Order, to execute, deliver and perform this Agreement and all writings relating hereto. Subject to the Bankruptcy Court’s entry of the Sale Order, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Subject to the Bankruptcy Court’s entry of the Sale Order and upon execution of the documents to be executed and delivered at the Closing or otherwise pursuant to this Agreement (the “Ancillary Documents”) by Seller, such documents shall constitute the legal, valid and binding obligations of Seller, enforceable in accordance with their terms.
SECTION 3.03. No Conflicts or Violations. Subject to the Bankruptcy Court’s entry of the Sale Order, the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Seller do not and will not: (a) conflict with or result in a breach of the articles of incorporation or the by-laws of Seller; (b) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any Governmental Entity except for consents, declarations, filings and registrations the failure to have which, individually or in the aggregate, would not reasonably be excepted to have a Material Adverse Effect; (c) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Seller is a party or by which Seller or its assets or properties may be bound or (d) result in the imposition of a Lien, Claim or Other Interest, other than Permitted Exceptions, upon or with respect to any of the Acquired Assets. Subject to entry of an order approving assignment and assumption of the Assumed Contracts, neither the execution and delivery hereof nor the consummation of the transactions contemplated hereby will contravene, conflict with, result in a violation of (or any event that, with notice or lapse of time or both, would constitute a violation of) any of the terms or requirements of, or give any person the right to accelerate, revoke, withdraw, suspend, cancel, terminate or modify, or result in the inability of Purchaser to enjoy the benefits of, such Assumed Contract.
SECTION 3.04. Litigation. Schedule 3.04 lists all Proceedings (other than the Chapter 11 Case) commenced against the Seller or with respect to the Acquired Assets or the Business. No Proceeding listed on Schedule 3.04 has had, or would reasonably be expected to result in, a Material Adverse Effect, and except for the pendency of the Chapter 11 Case, there is no

Proceeding pending or, to the Knowledge of Seller, threatened against or affecting Seller, the Business or the Acquired Assets which could reasonably be expected to have a Material Adverse Effect.
SECTION 3.05. Title to Property. Seller has good and marketable title to, or a valid license or leasehold interest in, all of the Acquired Assets. Upon transfer of the Acquired Assets to Purchaser in accordance with this Agreement, Purchaser shall receive good and marketable title thereto or a valid license or leasehold interest therein free and clear of all Liens, Claims and Other Interests other than the Permitted Exceptions.
SECTION 3.06. Bankruptcy Filings. All Seller’s motions, notices and other papers filed with the Bankruptcy Court: (a) comply in all material respects with the requirements of the Bankruptcy Code and the Bankruptcy Rules; and (b) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in the light of the circumstances under which they were made.
SECTION 3.07. Confidentiality. Seller has taken all steps reasonably necessary to preserve the confidential nature of all material confidential information (including any trade secrets and other proprietary information) related to the Acquired Assets. All use, disclosure or appropriation of such material confidential information owned by any Seller by or to a third party has been pursuant to the terms of a written agreement between such Seller and such third party.
SECTION 3.08. Cure Amount. Schedule 3.08 sets forth the amount as of July 3, 2008 that, to the Seller’s Knowledge, is required to be paid to cure any outstanding defaults under each Assumed Contract.
SECTION 3.09. Assumed Contracts. Seller has provided or made available to Purchaser true and correct copies or other evidence of each Assumed Contract. Subject only to the payment of the cure amounts set forth on Schedule 3.08 and the entry of appropriate orders of the Bankruptcy Court, (a) each Assumed Contract is in full force and effect and is enforceable against each party thereto in accordance with its terms; (b) there does not exist under any Assumed Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder; or (c) there is no other material dispute pending or threatened under any of the Assumed Contracts.
SECTION 3.10. Labor Matters.
(a)	Schedule 3.10 lists each of the directors and officers of the Seller. Seller is not a party to any collective bargaining agreements, there are no labor unions or other organizations representing any employee of Seller, and no labor unions or other organizations have filed a petition with the National Labor Relations Board or any other Governmental Entity seeking certification as the collective bargaining representative of any employee of Seller. No labor union or organization is engaged in or threatening to engage in any organizing activity with respect to any employee of Seller. Seller is not delinquent in material payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for Seller, as the case may be, or material amounts required to be reimbursed to such employees. There are no strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing of a material nature that are pending or, to the Knowledge of Seller, threatened against or involving Seller. Seller does not have Liability with respect to any misclassification of any person as (x) an independent contractor rather than as an employee, or with respect to any employee leased from another employer, or (y) an employee exempt from state or federal overtime regulation.

(b)	Seller has not taken any action that would constitute a “mass layoff”, “mass termination” or “plant closing” within the meaning of WARN or otherwise trigger notice requirements or Liability under any federal, local, state or foreign plan closing notice or collective dismissal law.
SECTION 3.11. Employee Benefits.
(a)	Neither Seller nor any of its present or former ERISA Affiliates have any Liability or potential Liability, direct or indirect, under any Employee Benefit Plan, with respect to any current or former employees, directors, independent contractors, consultants of Seller.

(b)	Neither Seller nor any of its present or former ERISA Affiliates is or has ever maintained or been obligated to contribute to a Multiple Employer Plan, a Multi-Employer Plan or a Defined Benefit Pension Plan.
SECTION 3.12. Intellectual Property. As of the Closing Date, Seller owns or has the right to use all Intellectual Property used in the conduct of the Business, except where any failure to own or have such right to use the Intellectual Property individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 3.12(a), no Claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Seller know of any valid basis for any such claim except for such claims that in the aggregate could not reasonably be expected to resulting a Material Adverse Effect. The use of such Intellectual Property by Seller does not infringe on the rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All federal, state and foreign registrations of, and applications for, Intellectual Property and all unregistered Intellectual Property material to the business of Seller that are owned or licensed by or to Seller on the Closing Date are described in Schedule 3.12(b).
SECTION 3.13. Environmental Obligations. Except as has not and would not reasonably be expected to have a Material Adverse Effect, there has been no Release or, to the Knowledge of Seller, Threat of Release, of any Hazardous Materials from the business premises of Seller, or from any portion of the real property where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or from any other asset (whether real property, personal property or mixed) in which Seller has or had an interest. There are no pending or, to the Knowledge of Seller, threatened claims, liens, Proceedings, or Orders resulting from any Environmental Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any business premises or real property or other assets (whether real property, personal property, or mixed) in which Seller has or had an interest. Seller have delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or any agent or representative of Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the business premises, or real property of Seller, or concerning compliance, by Seller or any prior owner or operator or occupant of such property for which there might be continuing owner Liability, with Environmental Laws.
SECTION 3.14. Accounts Receivable. The Accounts Receivable represent (and to the extent not yet existing, will represent) valid obligations owing to Seller and have been (or will be) created on the standard terms of trade offered by Seller and Seller reasonably believes that they are (or will be) fully collectible by Purchaser following the Closing, subject to ordinary disputes, returns and allowances for bad debts.
SECTION 3.15. Brokers. No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Purchaser in connection with the transactions contemplated herein, except for Getzler Henrich & Associates, LLC, which has been duly retained pursuant to orders of the Bankruptcy Court. For the avoidance of doubt, Seller hereby acknowledges and agrees that any fees, commissions or expenses due and owing to Getzler, Henrich & Associates LLC will be deemed to be an Excluded Liability and shall be the sole responsibility of Seller.
SECTION 3.16. No Other Representations and Warranties. Except for the representations and warranties contained in this Section 3, neither Seller nor any other person makes any other express or implied representation or warranty on behalf of Seller.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller as follows, as of the date hereof and as of the Closing:
SECTION 4.01. Organization. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.
SECTION 4.02. Authorization. Subject to the Bankruptcy Court’s entry of the Sale Order, Purchaser has obtained full authorization to enter into, execute, deliver, and perform under this Agreement and to consummate the transactions contemplated herein, in accordance with its organizational documents and any other governing rules and applicable law. Subject to the applicable provisions of Bankruptcy Code and Bankruptcy Rules, Purchaser has all requisite corporate power to own, lease and operate the Acquired Assets and, subject to Purchaser’s obtaining the Sale Order, to execute, deliver and perform this Agreement and all writings relating hereto. Subject to the Bankruptcy Court’s entry of the Sale Order, this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. Subject to the Bankruptcy Court’s entry of the Sale Order and upon execution of the Ancillary Documents by Purchaser, such documents shall constitute the legal, valid and binding obligations of Purchaser, enforceable in accordance with their terms.
SECTION 4.03. No Conflicts or Violations. Subject to the Bankruptcy Court’s entry of the Sale Order, the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Purchaser do not and will not: (i) conflict with or result in a breach of the articles of incorporation or the by-laws or equivalent organizational documents of Purchaser; (ii) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any Governmental Entity; or (iii) violate or conflict with or constitute a default under any material agreement, instrument or writing of any nature to which Purchaser is a party or by which Purchaser or a material portion of its assets or properties may be bound.
SECTION 4.04. Brokers. No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Purchaser in connection with the transactions contemplated herein.
SECTION 4.05. No other Representations and Warranties. Except for the representations and warranties contained in this Section 4, neither Purchaser nor any other person makes any other express or implied representation or warranty on behalf of Purchaser.
ARTICLE 5
COVENANTS
SECTION 5.01. Notice of Sale. Seller shall provide all notices of this Agreement and the transactions contemplated herein as required by the Bankruptcy Code, the Bankruptcy Rules and other applicable laws and rules.
SECTION 5.02. Access and Information. Prior to the Closing, Seller shall afford to Purchaser and to Purchaser’s legal counsel, consultants, and other authorized representatives reasonable access during normal business hours to Seller’s Business, including to Seller’s books, records, properties and personnel, and shall furnish as promptly as practicable to Purchaser any and all such information as Purchaser reasonably may request with respect thereto.
SECTION 5.03. Additional Matters. Subject to the terms and conditions herein, except as provided by the Bankruptcy Code, the Bankruptcy Rules or any other orders entered or approvals or authorizations granted by the Bankruptcy Court, Purchaser and Seller agree to use their best efforts to do (or cause to be done) all things necessary, proper or advisable to consummate and make effective the transactions contemplated herein, including to obtain all necessary waivers, consents and approvals required herein.
SECTION 5.04. Public Announcements. Purchaser and Seller shall consult with each other before issuing any press release or making any public statement or communication with respect to this Agreement or the transactions contemplated herein, and neither party shall issue any such press release or make any such statement or communication without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may issue such press release or make such statement or communication, without the consent of the other party, to the extent it may be required by law, rule, regulation or Court order, upon the advice of counsel.
SECTION 5.05. Conduct of Business. (a) Seller agrees that, from the date of this Agreement to the relevant Closing Date, except as required or specifically permitted by this Agreement or unless Purchaser shall otherwise agree in writing, Seller shall operate and conduct its Business only in the ordinary course of business consistent with past practices and shall use best efforts to preserve and maintain the Acquired Assets and Seller’s relationships with suppliers, customers, clients, employees, artists agents and others having business dealings with Seller. Without limiting the generality of the forgoing during the period from the date of this Agreement to the Closing Date, Seller shall:
          (i) use commercially reasonable efforts to keep available the services of Seller’s significant employees, independent contractors and agents;
          (ii) comply in all material respects with Seller’s obligations under the Assumed Contracts and comply in all material respects with all applicable laws;
          (iii) maintain in full force and effect all registrations of all Intellectual Properties included in or related to the Acquired Assets, to the extent applicable;
          (iv) maintain the Seller’s status as a corporation duly organized, validly existing and in goods standing under the laws of its state of incorporation; and
          (v) not accelerate or otherwise modify it regular practices for collecting Accounts Receivable.
(b) Without limiting the generality of Section 5.05(a), during the period from the date of this Agreement to the relevant Closing Date, without the consent of Purchaser, Seller shall not:
          (i) create, incur or assume any debt relating to the Acquired Assets other than in the ordinary course of business and consistent with past practice;
          (ii) waive or release any rights or Claims held by Seller or cancel, compromise, release or assign any indebtedness owed to it;
          (iii) other than as contemplated by Section 5.10, not transfer, sell or otherwise convey any of the Acquired Assets;
          (iv) subject any of the Acquired Assets to any Lien, Claim or Other Interest (other than Permitted Exception), or in any way create or consent to the creation of any title condition affecting the Acquired Assets;
          (v) enter into, renew, terminate, amend or modify any Assumed Contract;
          (vi) license any Intellectual Property included in or related to the Acquired Assets;

          (vii) with respect to any employees of Seller make any promise or commitments to any such person that Purchaser will employ or retain such person after the Closing Date;
          (viii) knowingly take action that would cause any representation or warranty herein to be untrue; or
          (ix) agree to do, or enter into negotiations to with respect to, any of the foregoing actions.
SECTION 5.06. Bankruptcy Court Approval.
(a)	Seller shall use its best efforts to obtain, as promptly as practicable and in no event later than June 26, 2008, entry of the Sale Order.

(b)	Subject to the Sale Procedures Order and the Sale Order, Seller shall promptly make any filings, take all actions, and use best efforts to obtain any and all other approvals and orders necessary or appropriate for consummation of the transactions contemplated herein, subject to Seller’s obligations to comply with any order of the Bankruptcy Court and other applicable law.

(c)	In the event an appeal is taken, or a stay pending appeal is requested or reconsideration is sought, from either the Sale Procedures Order or the Sale Order, Seller shall immediately notify Purchaser of such appeal or stay request and shall provide to Purchaser within one business day a copy of the related notice of appeal or order of stay or application for reconsideration. Seller shall also provide Purchaser with written notice, (and copies of) any other or further notice of appeal, motion or application filed in connection with any appeal from or application for reconsideration of, either of such orders and any related briefs.
SECTION 5.07. Permits. Prior to the Closing, Seller shall use its best efforts to: (a) identify all material permits necessary to operate the Business from and after the Closing; and (b) obtain consents to the transfer of such material permits which are transferable to Purchaser at or prior to Closing and which are not otherwise covered by the Sale Order; and (c) cooperate with Purchaser with respect to the transfer of all material permits.
SECTION 5.08. Consents; Assignments. Seller and Purchaser shall use best efforts to obtain any consent, approval or amendment required to novate and/or assign all agreements, leases, licenses, and other rights of any nature whatsoever included in the Acquired Assets. In the event and to the extent that Seller and Purchaser are unable to obtain any such required consent, approval or amendment, or if any attempted assignment would be ineffective or would adversely affect the rights of Seller with respect to the Acquired Assets so that Purchaser would not in fact receive all the rights with respect to the Acquired Assets, Seller and Purchaser will cooperate in a mutually agreeable arrangement under which Purchaser may (to the extent permitted by law, including without limitation, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure,

and any Local Rules or orders of the Bankruptcy Court, or the terms of any applicable agreement) obtain the benefits and assume the obligations with respect to such Acquired Asset in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Purchaser, or under which Seller would enforce for the benefit of Purchaser, with Purchaser assuming Seller’ obligations, any and all rights of Seller against a third party thereto. To the extent such arrangements are made, Seller shall, without further consideration, pay and remit to Purchaser promptly all monies, rights, and other considerations received in respect of Purchaser’s performance of such obligations. Following the Closing, Seller shall use best efforts to obtain required consents with respect to any Acquired Assets which are not assigned to Purchaser pursuant to the Sale Order. If and when any such consent shall be obtained or such agreement, lease, license, or other right shall otherwise become assignable or able to be novated, Seller shall promptly assign and novate all their rights and obligations thereunder to Purchaser without the payment of any further consideration.
SECTION 5.09. Competing Transaction. If the Bankruptcy Court determines that a Competing Transaction presents a “higher or better” offer made for the Acquired Assets following the Auction, Seller will have the right to enter into an agreement providing for the Competing Transaction and terminate this Agreement pursuant to Section 7.01.
SECTION 5.10. Access to Records. Purchaser shall preserve for a period of six years after the Closing Date all records relating to the Acquired Assets existing prior to the Closing Date. After the Closing Date, where there is a legitimate purpose (including, without limitation, as necessary for the administration of the bankruptcy case), Purchaser shall provide Seller with access, (i) during all times, to all information, data, and books and records of Purchaser in electronic form, and (ii) upon prior reasonable written request specifying the need therefor, during regular business hours, to all information, data and books and records of Purchaser, in any form other than electronic form, but, in each case, only to the extent relating to the Acquired Assets prior to the Closing Date, and Seller and its representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of Purchaser. Notwithstanding the foregoing, the Purchaser need not supply the Seller with any information pursuant to this Section 5.11 which Purchaser is under a legal obligation not to supply or take any action which would constitute a waiver of attorney-client, attorney work product or other privilege.
SECTION 5.11. Recordings. At closing, Seller shall deliver all sound recordings, recorded masters, and tangible embodiments of sound recordings, and Seller shall not retain any copies in any form or medium of the foregoing.
SECTION 5.12. Confidentiality. Prior to the Closing, Seller shall treat as confidential and safeguard any and all proprietary, secret or confidential information related to Seller, the Business and the Purchaser. From and after the Closing Date, Seller agrees that it will not, nor will it permit any of its Affiliates to, make use of, divulge or disclose to any third party (other than the Purchaser or any agent or employee of the Purchaser) any information of any proprietary, secret or confidential nature related to the Business, the Acquired Assets or the Purchaser. From and after the Closing Date, Purchaser agrees that it will not, nor will it permit any of its Affiliates to, make use of, divulge or disclose to any third party (other than Seller or any agent or employee of Seller) any information of any proprietary, secret or confidential nature related to Seller or the Excluded Assets. The foregoing shall not prohibit or restrict the Purchaser or the Seller from disclosing or using any such information in connection with any disclosure or information requirement of applicable law, including without limitation, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and any Local Rules or orders of the Bankruptcy Court, or the rules and regulations of any exchange or similar organization on which its securities are traded.
SECTION 5.13. Nondisparagement. From and after the Closing Date, Seller, on behalf of itself and each of its present and former directors, officers, employees, agents and equity holders, agrees that neither it nor they will engage in any conduct with the intent to injure the reputation and interest of the Purchaser, its Affiliates and the Business (including, without limitation recording artists and other non-Debtor parties to any Assumed Contracts), and shall not disparage, induce or encourage others to disparage the Purchaser, its Affiliates and the Business (including, without limitation recording artists and other non-Debtor parties to any Assumed Contracts), or make or cause to be made any statement that is critical of or otherwise maligns the business reputation of the Purchaser, its Affiliates and the Business (including, without limitation recording artists and other non-Debtor parties to any Assumed Contracts).
SECTION 5.14. Disclosure Supplements. From time to time prior to the Closing, with respect to any matter arising after the date hereof which, if existing or occurring as of the date hereof, would have been required to be set forth or described in this Agreement or which is necessary to complete or correct any information in this Agreement or in any representation or warranty of Seller which has been rendered inaccurate thereby, then Seller shall promptly supplement or amend this Agreement as necessary to complete or correct such information. No such supplement or amendment will be deemed to cure any breach of any representation or warranty made in this Agreement or to affect the conditions to the obligations of the parties.
SECTION 5.15. Transition; Separation of Operations. From and after the date hereof, the parties agree to cooperate and to act in good faith to ensure a smooth transition of operations from Seller to Purchaser, and a separation of operations between Purchaser and Seller’s affiliates, TVT Music, Inc. and TVT Music Enterprises, LLC (collectively, the “Publishing Entities”). In particular, the parties agree to enter into (a) a Data Sharing Agreement in substantially the form attached hereto as Exhibit A addressing the separation of systems, data and records of the Publishing Entities from the records of the Seller (the “Data Sharing Agreement”); and (b) a Sub-Lease in substantially the form attached hereto as Exhibit B allowing for the continued post-Closing use and occupancy of that portion of the Leased premises by the Publishing Entities on the terms and conditions set forth therein (the “Sub-Lease”). In addition, the parties agree to cooperate to and to act in good faith with respect to (x) the post-Closing acquisition of certain furniture and equipment used by the Publishing Entities from the Purchaser and (y) any other necessary or appropriate arrangements to ensure a smooth transition of operations from Seller to Purchaser, and a separation of operations between Purchaser and the Publishing Entities. For the avoidance of doubt, Purchaser shall not be obligated to give the Publishing entities access to either the Leased premises or the systems, data and records of the Publishing Entities or Purchaser until such time as the Data Sharing Agreement and the Lease are executed and delivered. For the further avoidance of doubt, nothing in this Section 5.15 shall affect Seller’s rights under Section 5.10.

In addition, Seller and Purchaser hereby acknowledge and agree that: (i) Purchaser shall reimburse Seller for the prorated portion of the rent and utilities for the Leased premises for the portion of the month of July, 2008 subsequent to the Initial Closing; and (ii) that with respect to the continued administration of Additional Assumed Contracts between the Initial Closing and the Subsequent Closing, Purchaser shall be responsible for reimbursing Seller for the salary of one employee of Seller, to be mutually agreed upon between the parties, who will be performing such administration; provided, however, that the parties acknowledge and agree that any amounts payable by Purchaser pursuant to this sentence shall be netted against any amounts payable by Seller pursuant to the Data Sharing Agreement and the Sub-Lease.
SECTION 5.16. Seller Employees.
(a)	For the avoidance of doubt, Purchaser and Seller hereby acknowledge and agree that Purchaser shall not be obligated to offer employment to, hire or otherwise employ any current or former employee of Seller or any of its Affiliates. Further, Purchaser is not assuming, not shall it be responsible for any severance, stay bonus or any other similar or equivalent compensation arrangement or obligation with respect to any present or former employee of Seller or its Affiliates.

(b)	Purchaser shall not be responsible with respect to any current or former employees of Seller or its Affiliates or any such employee’s beneficiaries for compliance with WARN or any other law, including any requirement to provide for and discharge any and all notifications, benefits and liabilities to such employees or any applicable Governmental Entity that might be imposed as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

(c)	Purchaser shall not be responsible for or assume liability for administration of and compliance with the continuation coverage requirements for “group health plans” under COBRA with respect to any current or former employee of Seller or its Affiliates or any such employee’s covered dependents who incur a COBRA qualifying event or loss of coverage under any group health plan at any time immediately following the Closing.
ARTICLE 6
CONDITIONS PRECEDENT
SECTION 6.01. Conditions Precedent to Obligation of Seller and Purchaser. The respective obligations of each party to effect the transactions contemplated herein shall be subject to the satisfaction of the following conditions:
(a)	all waiting periods, if any, applicable to this Agreement and the transactions contemplated herein shall have expired or been terminated and all other authorizations, consents, orders and approvals shall have been obtained; and

(b)	there shall not be any statute, rule or regulation, enjoining or prohibiting the consummation of the Closing and no court of competent jurisdiction shall have issued, and there shall not have been commenced and be continuing any action by any Governmental Entity seeking any order, decree or ruling enjoining or prohibiting the consummation of the Closing.

SECTION 6.02. Conditions Precedent to Obligation of Seller. The obligation of Seller to effect the transactions contemplated herein shall be subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:
(a)	Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by Purchaser at or prior to the Closing.
(b)	The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects on the date of this Agreement and as of the Closing Date as if made at and as of such date except to the extent such representations are expressly made as of an earlier date.
(c)	The Sale Order shall have been entered by the Bankruptcy Court, and such order shall not have been stayed, modified, reversed or amended in any manner adverse to Purchaser or Seller, and Seller shall have received from the Bankruptcy Court all other orders, approvals and consents reasonably required to transfer the Acquired Assets and to consummate the transactions contemplated herein.
SECTION 6.03. Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to effect the transactions contemplated herein shall be subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:
(a)	Seller shall have performed in all material respects their obligations under this Agreement required to be performed by Seller at or prior to the Closing.
(b)	The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects on the date of this Agreement and as of the Closing Date as if made at and as of such date except to the extent such representations are expressly made as of an earlier date; provided, however, that with respect to the Subsequent Closing, (x) only those representations and warranties of Seller contained in Sections 3.01, 3.02, 3.03, 3.04, 3.08, 3.09 and 3.12 shall be true and correct in all respects on the date of this Agreement and as of the Subsequent Closing Date as if made at and as of such date except to the extent such representations are expressly made as of an earlier date and (y) such representations and warranties need only be true and correct with respect to and to the extent that they impact the Additional Assumed Contracts.
(c)	The Sale Order, in a form reasonably acceptable to Purchaser, stating, among other things, that the Acquired Assets shall be acquired by Purchaser free and clear of any Liens, Claims and Other Interests of any kind or nature, shall have been entered by the Bankruptcy Court, and such order shall not have been stayed, modified, reversed or amended in any manner adverse to Purchaser, and Seller shall have received from the Bankruptcy Court all other orders, approvals and consents reasonably required to transfer the Acquired Assets and to consummate the transactions contemplated herein, and Purchaser shall have received evidence thereof reasonably satisfactory to Purchaser and its counsel.
(d)	With the exception of $1,000,000 of cure costs for Assumed Contracts, the Liability for which is being assumed by Purchaser, and the $25,000 for cure costs necessary to assume the Lease, which is paid at the Initial Closing, Purchaser shall have no liability for any “cure costs” and Administrative Expenses in respect of Assumed Contracts
(e)	Upon consummation of the transactions contemplated herein, Purchaser will have acquired good title in and to, or a valid leasehold interest in, as applicable, each of the Acquired Assets, free and clear of all Liens, Claims and Other Interests, other than those related to the Assumed Liabilities and Permitted Exceptions.
(f)	Seller shall have procured an order of the Bankruptcy Court authorizing the assumption and assignment of the Lease and shall have conveyed to Purchaser all equipment and fixtures belonging to the Seller that are located at Seller’s premises covered by the Lease.
ARTICLE 7
TERMINATION
SECTION 7.01. Termination. This Agreement may be terminated:
(a)	by mutual written agreement of Seller and Purchaser at any time prior to the Closing;
(b)	by either one of Seller or Purchaser, in the event a Competing Transaction is approved by the Bankruptcy Court;
(c)	by Purchaser at any time prior to the Closing, in the event any of the conditions set forth in Section 6.01 or Section 6.03 shall have become incapable of fulfillment or cure and shall not have been waived by Purchaser (if waivable), provided that Purchaser is not then in breach of this Agreement;
(d)	by Seller at any time prior to the Closing, in the event any of the conditions set forth in Section 6.01 or Section 6.02 shall have become incapable of fulfillment or cure and shall not have been waived by Seller (if waivable), provided that Seller is not then in breach of this Agreement;
(e)	by Purchaser, in the event Seller’s bankruptcy case is converted to a case under chapter 7 of the Bankruptcy Code.
SECTION 7.02. Effect of Termination. If this Agreement is terminated under Section 7.01, the terminating party shall forthwith give written notice thereof to the other party, and this Agreement will thereafter become void and have no further force and effect, and all further obligations of Seller and Purchaser to each other under this Agreement will terminate without further Liability of Seller or Purchaser to the other, except that each party will return all documents, work papers and other material of any other party relating to the transactions contemplated herein, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by either party with respect to the business of the other party will be returned immediately. If this Agreement is terminated other than pursuant to Section 7.01(d) because of Purchaser’s failure to satisfy the terms and conditions of Sections 6.02(a) or (b), then within 5 business days after such termination, the Deposit shall be returned to Purchaser.

ARTICLE 8
MISCELLANEOUS PROVISIONS
SECTION 8.01. Survival of Representations, Warranties. Except as otherwise set forth herein, no representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Initial Closing.
SECTION 8.02. Bulk Transfers. Purchaser waives compliance with the provisions of all applicable laws relating to bulk transfers in connection with the acquisition of the Acquired Assets.
SECTION 8.03. “AS IS” Transaction; Representations and Warranties; Schedules and Exhibits.
(a)	Purchaser hereby acknowledges and agrees that, except as otherwise expressly provided in this Agreement or in the schedules hereto prepared by Seller, Seller makes no representations or warranties whatsoever, express or implied, with respect to Seller, the Acquired Assets or the Assumed Liabilities (including, without limitation, income to be derived from or expenses to be incurred in connection with the Acquired Assets, the physical condition of any personal or real property comprising a part of the Acquired Assets or which is the subject of any of the Assumed Liabilities to be assumed by Purchaser at the Closing Date, the environmental condition or other matter relating to the physical condition of any real property or improvements which are the subject of any assigned lease to be assumed by Purchaser at the Closing Date, the zoning of any such real property or improvements, the value or transferability of the Acquired Assets (or any portion thereof), the terms, amount, validity or enforceability of any Assumed Liabilities, or the merchantability or fitness of the Acquired Assets). WITHOUT IN ANY WAY LIMITING THE FOREGOING AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HEREBY DISCLAIMS ANY WARRANTY (EXPRESS OR IMPLIED) OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR NON-INFRINGEMENT AS TO ANY PORTION OF THE ACQUIRED ASSETS. Purchaser further acknowledges that Purchaser has conducted an independent inspection and investigation of the condition of the Acquired Assets, as Purchaser deemed necessary or appropriate, and that in proceeding with its acquisition of the Acquired Assets Purchaser is doing so based solely upon such independent inspections and investigations and representations, warranties, terms and conditions of this Agreement and the Ancillary Documents, but subject to the satisfaction or waiver of the closing conditions specified herein. Accordingly, if the Closing occurs, Purchaser will accept the Acquired Assets at the Closing Date “AS IS,” “WHERE IS,” and “WITH ALL FAULTS,” subject to the provisions of this Agreement and the Sale Order.
(b)	Each of Purchaser and Seller agree neither Seller nor any of the respective officers, directors, stockholders, employees, affiliates, representatives or agents of Seller shall have any Liability or responsibility arising out of, or relating to, any information (whether written or oral), documents or materials furnished by Seller or any of their officers, directors, stockholders, employees, affiliates or any of their respective representatives or agents, and any information, documents or materials made available to Purchaser in certain “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement, except to the extent Seller or any of the respective officers, directors, stockholders, employees, affiliates, representatives or agents of Seller has knowingly misled Purchaser in connection with the foregoing.
(c)	All Exhibits and Schedules hereto are hereby incorporated by reference and made a part of this Agreement. Any fact or item which is clearly disclosed on any Schedule or Exhibit to this Agreement in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or to the information called for by another Schedule or other Schedules (or Exhibit or other Exhibits) to this Agreement readily apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other Schedule or Schedules (or Exhibit or Exhibits), as the case may be, notwithstanding the omission of a reference or cross-reference thereto.
SECTION 8.04. Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission; (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of three (3) business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):
If to Purchaser:
The Orchard Enterprises, Inc.
100 Park Avenue, 2nd Floor
New York, NY 10017
Fax: 212.201.9203
Attn: Greg Scholl and Stanley Schneider, Esq.
with a copy to counsel at:
Reed Smith LLP
599 Lexington Avenue, 28th Floor
New York, NY 10022
Attn: Antone P. Manha, Jr., Esq. and David M. Grimes, Esq.
If to Seller:
Getzler Henrich & Associates LLC
295 Madison Avenue, 20th Floor
New York, NY 10017
Fax: 212.697.4812
Attn: Peter Furman and Elan Ben-Avi
and

TeeVee Toons, Inc. d/b/a TVT Records
23 East 4th Street
New York, NY 10003
Fax: 212.979.0842
Attn: Steve Gottlieb and Vera Savcic
with a copy to counsel at:
Stevens & Lee, P.C.
485 Madison Avenue, 20th Floor
New York, New York 10022
Fax: 212.319.8505
Attn: Alec P. Ostrow, Esq. and Constantine Pourakis, Esq.
SECTION 8.05. Headings; Certain Terms. The headings contained herein are for reference purposes only and shall not affect meanings or interpretations. All references to “$” or dollars shall be to United States dollars and all references to “days” shall be to calendar days unless otherwise specified.
SECTION 8.06. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of law or otherwise; provided that Purchaser may, without the prior consent of Seller, assign all or part of its rights or obligations under this Agreement to one or more of its Affiliates.
SECTION 8.07. Entire Agreement. This Agreement, together with the Ancillary Documents, represents the entire agreement and understanding between the Parties with respect to the transactions contemplated herein. This Agreement supersedes all prior agreements, understandings, arrangements, covenants, representations or warranties, written or oral, by any officer, employee or representative of either Party dealing with the subject matter hereof.
SECTION 8.08. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the rules of conflict of laws. Purchaser and Seller irrevocably and unconditionally consent to submit to the jurisdiction of the Bankruptcy Court for all matters arising out of or relating to this Agreement and the transactions contemplated herein, and the parties agree not to commence any litigation relating thereto except in the Bankruptcy Court.
SECTION 8.09. Expenses. Except as set forth in this Agreement, whether or not the transactions contemplated herein are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the party incurring such expenses. The foregoing shall not affect the legal right, if any, that any party hereto may have to recover expenses from any other party that breaches its obligations hereunder.
SECTION 8.10. Amendment. This Agreement may not be amended except by writing signed by both parties hereto.

SECTION 8.11. Waiver. At any time prior to the Closing, the parties hereto may: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto applicable to such party; and (c) waive compliance with any of the agreements or conditions contained herein applicable to such party. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
SECTION 8.12. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto.
SECTION 8.13. Severability; Validity; Parties of Interest. The provisions of this Agreement are severable, such that if any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.
ARTICLE 9
DEFINITIONS
SECTION 9.01. Defined Terms. The terms below shall have the following meanings, as used in this Agreement:
     “Accounts Receivable” means all trade accounts receivable and other rights to payment from customers and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of products or services delivered to customers, all other accounts or notes receivable and the full benefit of all security for such accounts or notes and any claim, remedy or other right related to any of the foregoing.
     “Acquired Assets” means the assets described in Section 1.01.
     “Additional Assumed Contracts” has the meaning set forth in Section 2.01.
     “Administrative Expenses” means post-petition administrative claims and expenses, as ordered by the Bankruptcy Court.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.
     “Agreement” means this Asset Purchase Agreement by and among Purchaser and Seller, including all exhibits, schedules and other documents relating hereto.

     “Ancillary Documents” has the meaning set forth in Section 3.02.
     “Assumed Contracts” has the meaning set forth in Section 1.01(a)(ix).
     “Assumed Liabilities” has the meaning set forth in Section 1.03.
     “Auction” means the auction for the purchase and sale of Seller’s assets and Business, to take place in accordance with the Sale Procedures Order beginning June 19, 2008 at 10:00 a.m. (Eastern Time).
     “Avoidance Actions” means all claims and causes of action held by Seller and its estate as of the Closing arising under Bankruptcy Code sections 544 — 550, other than section 549.
     “Bankruptcy Code” means title 11 of the United States Code.
     “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.
     “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedures.
     “Business” means the record label business operations conducted by Seller as of the Petition Date.
     “Chapter 11 Case” means that certain proceeding for relief filed by the Debtor under Bankruptcy Code under Case No. 08-10562 (ALG) in the United States Bankruptcy Court for the Southern District of New York.
     “Claims” mean losses, liabilities, claims (as defined in Section 101 of the Bankruptcy Code), damages or expenses (including reasonable legal fees and expenses) whatsoever, whether known or unknown, fixed, liquidated, contingent or otherwise.
     “Closing” means the consummation of the transactions contemplated herein.
     “Closing Date” has the meaning set forth in Section 2.01.
     “COBRA” means Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
     “Committee” means the Official Committee of Unsecured Creditors in the Chapter 11 Case.
     “Competing Transaction” means any transfer, disposition or retention under a Chapter 11 plan of reorganization of all or substantially all of the Acquired Assets or any significant portion thereof, or any transfer of an ownership interest in Seller, the Business or any significant portion thereof, in a single transaction or a series of related transactions that are effected in accordance with the Sale Procedures Order.
     “Contracts” mean all written or material oral purchase orders, sales agreements, service contracts, distribution agreements, sales representative agreements, employment or consulting agreements, real property leases, other leases, product warranty or service agreements and other commitments, agreements and undertakings of any nature, including quotations and bids outstanding on the Closing Date to which Seller is a party or otherwise relate to, impact or arise out of the Business or the Acquired Assets.
     “Currently Conducted” means as currently conducted and as conducted during the six month period preceding the date of this Agreement.
     “Data Sharing Agreement” has the meaning set forth in Section 5.15.
     “Defined Benefit Pension Plan” shall have the meaning set forth in Section 3(35) of ERISA.
     “Deposit” means that Good Faith Deposit paid to Seller by the Purchaser pursuant to the Sale Procedures Order, together with interest accrued thereon in accordance with the Sale Procedures Order.
     “Employee Benefit Plan” means any (a) qualified or non-qualified Employee Pension Plan (including any Multiple Employer Plans or Multi-Employer Plans), (b) Employee Welfare Benefit Plan, or (c) other written or unwritten plan, program or arrangement, whether or not subject to ERISA and whether or not funded, providing for employment, compensation, consulting, severance, termination pay, deferred compensation, equity compensation, bonus, fringe benefits, retirement benefits, or other employee benefits or remuneration of any kind.
     “Employee Pension Plan” shall have the meaning set forth in Section 3(2) of ERISA.
     “Employee Welfare Benefit Plan” shall have the meaning set forth in Section 3(1) of ERISA.
     “Environment” shall mean soil, land, surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.
     “Environmental, Health and Safety Liabilities” shall mean any Liability or other responsibility arising from or under any Environmental Law, including those consisting of or relating to: (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product); (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law; (c) financial responsibility under any Environmental Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions required by any Environmental Law (whether or not required or requested by any Governmental Entity or any other person) and for any natural resource damages; or (d) any other compliance, corrective or remedial measure required under any Environmental Law.
     “Environmental Laws” means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or any agreement with any governmental authority or other third party, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “ERISA Affiliate” means, with respect to any Person, any other Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with such Person as defined in Section 414(b), 414(c), 414(m) or 414(o) of the Code.
     “Excluded Assets” has the meaning set forth in Section 1.02.
     “Excluded Contracts” means any executory Contracts and unexpired leases or other Contract that Purchaser determines not to assume in connection with the Agreement and the transactions contemplated herein, as such list may be amended from time to time prior to the Closing.
     “Excluded Inventory” means the Inventory identified on Schedule 1.02(b).
     “Excluded Liabilities” has the meaning set forth in Section 1.04.
     “GAAP” means generally accepted United States accounting principles consistently applied over all relevant periods.
     “Governmental Entity” means any court, administrative agency, regulatory body, commission or other Governmental Entity or instrumentality of the United States or any other country or any state, county, municipality or other governmental division of any country.
     “Hazardous Activity” shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of a Hazardous Material in, on, under, about or from any property owned or leased by Seller into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the property owned or leased by Seller.
     “Hazardous Material” shall mean any substance, material, chemical or waste that is listed, or contains material amounts of one or more components that are defined, designated or classified as hazardous, acutely hazardous, toxic, radioactive or dangerous under any applicable Environmental Law, as well as any industrial waste, industrial wastewater sewage, asbestos or asbestos containing material, petroleum and any derivative or by-products thereof, crude oil or any fraction thereof, or polychlorinated biphenyls (PCBs).
     “HFA Inventory” means the Inventory identified on Schedule 1.02(a).
     “Including” shall always be read to mean “including without limitation” or “including but not limited to.”
     “Initial Closing” shall mean the first closing where substantially all Acquired Assets, except for the Additional Assumed Contracts, are transferred to the Purchaser.
     “Initial Closing Date” has the meaning set forth in Section 2.01.
     “Intellectual Property” means any and all (x) (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, patents, patent applications, provisional applications, patent equivalents, statutory invention registrations, and any disclosures, revivals, renewals, reissuances, divisions, continuations, continuations-in-part, revisions, extensions, reexaminations, or certifications relating to the foregoing, (ii) trademarks, service marks, trade names, devices, designs, icons, logos, slogans, or Internet domain names, or any other designation of origin, source or sponsorship, together with the goodwill relating to any of the foregoing, (iii) copyrights (including renewals), copyrightable works, works of authorship, and moral rights, (iv) computer software and programs (excluding commercial, off-the-shelf software), databases, and mask works, and (v) confidential or proprietary information, including trade secrets, know-how, knowledge, technology and technical information, processes, formulae, discoveries, technical advances, designs or design protocols, devices, instructions, specifications, products and methods, as well as (y) any documentation and media constituting, describing or relating to any of the foregoing, and (z) any applications or registrations for any of the foregoing.
     “Inventory” means all of Seller’s inventory held for resale and all of Seller’s raw materials, work in process, finished products, wrapping, packaging and similar items, wherever located.
     “Knowledge” means the actual knowledge, after due inquiry, of the executive officers of Seller as of the date of this Agreement.
     “Lease” shall have the meaning set forth in Section 1.01(a)(ii).
     “Liability” means any and all direct or indirect indebtedness, liabilities, obligations, claims, damages, deficiencies or responsibilities, whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, secured or unsecured or determined or determinable, whether or not of a kind required by GAAP to be set forth on a financial statement, including those arising under any Law and those arising under any contract.
     “Liens, Claims and Other Interests” means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever on the assets and properties of Seller, including such as may arise under the Acquired Assets.
     “Masters” means all sound and audiovisual recordings, recorded masters, and tangible embodiments of such recordings, all derivates or derivative works thereof, all copyrights and related Intellectual Property rights associated therewith, as well as:
(A) all related rights created in connection therewith, including, without limitation, all related rights, privileges and licenses (including, without limitation, so called “controlled composition” licenses) granted to Seller (or its predecessors in interest) in the various agreements pursuant to which Seller (or its predecessors in interest) acquired rights in such sound recordings, audiovisual recordings or recorded masters with each and every contributor of rights in such recordings;
(B) all tape masters, reference lacquers, work parts, out-takes, all copies of each finished phonorecord (in all configurations and versions) and all other materials with respect to all sound recordings in Seller’s possession, custody or control;
(C) all tapes, masters, original source film, soundtracks, work parts, out-takes, videoclips, videograms (in all configurations and versions) and all other materials with respect to all audiovisual recordings in Seller’s possession, custody or control; and
(D) all negatives, proofs and related elements, finished artwork, line copy, credits and all other materials necessary for Purchaser’s use in preparing labels, liners, inner sleeves and other packaging of sound or audiovisual recordings in all configurations and for the advertising and promotion of the foregoing by Purchaser.
     “Material Adverse Effect” means any change, effect, event or circumstance, that, individually or in the aggregate, is materially adverse to the Acquired Assets or the ability of the Seller to perform its obligations under this Agreement, except for any change, effect, event, or circumstance relating to (i) the economy or the financial markets in general, (ii) the announcement of this Agreement or the transaction contemplated hereby, (iii) changes in applicable laws after the date hereof, (iv) the fact that Seller is operating as a debtor-in-possession under the Bankruptcy Code, or (v) changes in GAAP or regulatory accounting principles after the date hereof.
     “Material Contract” any executory Contract that is both (a) with a Person, including any Affiliate of such Person, that appears on the “Schedule of Objecting Parties” that is attached as Exhibit A to the Sale Order entered by the Bankruptcy Court on June 26, 2008, and (b) set forth on Schedule 1.01(a)(ix).
     “Multi-Employer Plan” shall have the meaning set forth in Section 3(37) of ERISA.
     “Multiple Employer Plan” shall have the meaning set forth in Section 413 of the Code.

     “Order” means any judgment, decision, decree, injunction or similar order of any Governmental Entity, in each case whether preliminary or final.
     “Permitted Exceptions” means imperfections of title, restrictions or encumbrances, if any, that (a) are caused solely by Purchaser, or (b) cannot be released or cured under Bankruptcy Code sections 363 or 365 and that either (i) would not involve material costs to correct or remove or (ii) do not materially impair the use and operation of such asset in the Business.
     “Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture or Governmental Entity.
     “Petition Date” means February 19, 2008.
     “Proceeding” means any suit, action, proceeding or investigation (whether at law or equity, before or by any federal, state or foreign commission, court tribunal, board, agency or instrumentality, or before any arbitrator.
     “Publishing Entities” has the meaning set forth in Section 5.15.
     “Purchase Price” has the meaning set forth in Section 1.05.
     “Purchaser” means The Orchard Enterprises, Inc..
     “Release” shall mean any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.
     “Sale Order” means the Order to be entered by the Bankruptcy Court approving the purchase and sale of Seller’s Business.
     “Sale Procedures Order” means the Bankruptcy Court’s Order (A) Approving Bid Procedures for the Debtor’s Assets, (B) Authorizing Debtor to Offer Certain Bid Protections and (C) Scheduling Final Sale Hearing and Approving Form and Manner of Notice Thereof entered May 1, 2008.
     “Seller” means TeeVee Toons, Inc. d/b/a TVT Records, as debtor and debtor in possession.
     “Sub-Lease” has the meaning set forth in Section 5.15.
     “Subsequent Closing” means the date or dates after the Initial Closing where the Additional Assumed Contracts are transferred to Purchaser.
     “Subsequent Closing Date” has the meaning set forth in Section 2.01.

     “Subsidiary Interests” means all of Seller’s stock, membership and other equity interests in its Subsidiaries and Affiliates, including TVT Music, Inc. and each of its Subsidiaries.
     “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls, more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person.
     “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     “Threat of Release” shall mean a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.
     “WARN” means the United States Worker Adjustment and Retraining Notification Act and the rules and regulations promulgated thereunder.
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     IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed on their behalf, as of the date first above written.

“PURCHASER” THE ORCHARD ENTERPRISES, INC.
By:	/s/ Greg Scholl
	Name:	Greg Scholl
	Title:	President and Chief Executive Officer

“SELLER” TEEVEE TOONS, INC. D/B/A TVT RECORDS, DEBTOR AND DEBTOR IN POSSESSION
By:	/s/ Steven Gottlieb
	Name:	Steven Gottlieb
	Title:	President